CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of 360(degree) Communications Company (formerly Sprint Cellular Company) of our reports dated March 6, 1996 and February 13, 1995 (except with respect to the contingencies section of Note 3 as to which the date is November 17, 1995) related to the financial statements of the GTE Mobilnet of South Texas Limited Partnership as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994, and 1993 and to all references to our Firm included in this Registration Statement. The financial statements referred to above are not included separately in the Registration Statement.



                                                     ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 3, 1997

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